EXHIBIT 10.12

HUDSON HIGHLAND GROUP EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is by and between Hudson Highland Group, Inc. (the “Company”) and Ralph O’Hara (the “Executive”).

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1. Employment. The Company will employ the Executive and the Executive accepts employment as Vice President, Controller. The Executive will perform duties normally associated with such position and/or other duties as may be assigned from time to time during the Term as defined in Section 2 below. The Executive shall perform such duties in a manner consistent with applicable laws and regulations and any code of ethics, compliance manual, employee handbook or other policies and procedures adopted by the Company from time to time and subject to any written directives issued by the Company from time to time.

2. Term of Employment. The Executive’s employment under this Agreement will commence on January 1, 2004 (the “Commencement Date”) and will continue for a period of one (1) year thereafter, subject to earlier termination as provided in Section 7 (the “Term”). This Agreement and the Term will be automatically renewed and extended for periods of one (1) year unless the Company or the Executive provides written notice no less than thirty (30) days prior to the expiration of the then-current Term of its or the Executive’s desire not to renew this Agreement.

3. Scope of Responsibilities and Duties. The Executive agrees to devote the Executive’s full business time, attention, efforts and energies in performance of the Executive’s duties and responsibilities hereunder. While employed by the Company, the Executive may not engage in any employment other than for the Company, in any conflicting business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its affiliates. The foregoing does not prevent the Executive from passively investing in publicly traded securities; provided such investments do not require services on the part of the Executive which would in any way impair the performance of the Executive’s duties pursuant to this Agreement.

4. Compensation and Benefits. The Company will provide the Executive with the following compensation and benefits during the Term:

(a) The Company will pay the Executive a salary of $225,000 on an annualized basis, payable in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive (the “Base Salary”).

(b) The Executive will be entitled to accrue paid vacation at the rate of the greater of (i) four (4) weeks per year, or (ii) the vacation allowance as provided under the Company’s vacation plan that applies to similarly situated employees working at the office location at which the Executive is based. In addition, the Company will provide the Executive with other benefits of employment offered, from time to time to similarly situated employees at the office location at which the Executive is based.

(c) The Executive will receive an annual bonus as provided under the Company’s Senior Management Bonus Plan as is effect from time to time.

5. Additional Agreements. This Agreement and the Executive’s employment hereunder is contingent upon the Executive’s execution of the General Release and Waiver, which is attached as Attachment A and forms a part of this Agreement. The Executive’s employment hereunder is further contingent upon the Executive’s simultaneous execution of the Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims, which is attached as Attachment B and forms a part of this Agreement.

6. Representations and Warranties. The Executive represents and warrants as follows:

(a) All information, oral and written (including, but not limited to information contained on the Executive’s resume), provided by the Executive during the recruiting and employment process is accurate and true to the best of the Executive’s knowledge, and such information does not include any misleading or untrue statement or omit to state any fact necessary to make the information provided not misleading.

(b) The Executive has never been the subject of any investigation or subject to any disciplinary action by any governmental agency, industry self-regulatory body or other employer.

(c) The execution, delivery and performance of this Agreement by the Executive and the Executive’s employment hereunder are not in violation of:

(i) the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound; or

(ii) any United States federal or state statute, rule, regulation, or other law, or any judgment, decree or order applicable or binding upon the Executive.

7. Termination. This Agreement and the Executive’s employment may be terminated prior to the expiration of the Term as follows:

(a) Death. If the Executive dies during the Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the

Executive or the Executive’s estate, except to pay the Executive’s estate that portion of the Base Salary earned through the date on which the Executive’s death occurs.

(b) Disability. If the Executive is unable to perform the Executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve (12) weeks, whether consecutive or not, during any rolling twelve (12) month period, the Company may terminate the Executive’s employment and this Agreement upon five (5) days’ written notice to the Executive. For purposes of this Agreement, the Executive will be considered disabled when the Company, with the advice of a qualified physician, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive’s essential job duties. The Executive shall cooperate with the Company in obtaining the advice of a qualified physician regarding the Executive’s condition. In the event of termination pursuant to this Section 7(b), the Company will be relieved of all obligations under this Agreement, provided that the Company will pay to the Executive that portion of the Base Salary under Section 4(a) which has been earned through the date on which such termination occurs.

(c) Discharge without Cause. The Company may terminate the Executive and this Agreement at any time during the Term for any reason, without Cause (as defined in Section 7(e) below) upon thirty (30) days’ written notice to the Executive. Upon such termination, the Company will have no further liability to the Executive other than to provide the Executive with (i) that portion of the Base Salary under Section 4(a) earned through the date of the termination, (ii) severance pay in an amount equal to the Executive’s then-current Base Salary, less applicable deductions, for a period of twelve (12)months following such termination, (the “Severance Period”), and (iii) the Company’s portion of the premium for continued coverage under the Company’s group health and dental insurance plan during the Severance Period, provided the Executive applies and remains eligible for such continuation coverage under applicable law, and provided further that the Executive authorizes the Company to deduct the Executive’s portion of such premiums from the severance payments. It is understood that the period the Company makes such payments will run concurrently with the period of continuation coverage for which the Executive may be eligible under applicable law. The Executive’s receipt of the severance payments and premium payments by the Company set forth in this paragraph (7) are conditioned upon the Executive executing a comprehensive release and waiver agreement and covenant not to sue as provided by the Company at the time of termination. Severance payments will be made in equal installments on dates corresponding with the Company’s regular pay dates during the Severance Period.

(d) Termination for Cause. The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause as defined below. In such case, this Agreement and the Executive’s employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive that portion of the Base Salary under Section 4(a) earned through the date on which such termination occurs.

(e) Definition of Cause. For purposes of this Agreement, Cause shall be defined as:

(i) the willful or negligent failure of the Executive to perform the Executive’s duties and obligations in any material respect (other than any failure resulting from Executive’s disability), which failure is not cured within fifteen (15) days after receipt of written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive’s failure to perform is repeated and the Executive has previously received one (1) or more written notices;

(ii) acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii) conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge;

(iv) repeated refusal to perform the reasonable and legal instructions of the Executive’s supervisors; or

(v) any material breach of this Agreement or Attachment A.

(f) Resignation. The Executive may voluntarily resign from employment at any time during the Term upon 3 months’ written notice and in compliance with the provisions of Attachment B. In such event, the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive that portion of the Base Salary under Section 4(a) earned through the date on which such resignation is effective.

(g) The Executive remains obligated to comply with the Executive’s obligations and duties pursuant to Attachment B despite the termination of this Agreement and the Executive’s employment for any reason.

(h) During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees to cooperate fully with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive’s employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby.

(i) During and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, he will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the Company or any of its affiliates, or any of their past or present employees, officers or directors.

8. Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

9. Complete Agreement. This Agreement, including Attachments A and B, contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

10. Additional Rights and Causes of Action. This Agreement, including Attachments A and B, is in addition to and does not in any way waive or detract from any rights or causes of action the Company may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

11. Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

12. Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

13. Waivers. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Hudson Highland Group, Inc.

/S/ RALPH O’HARA	By:	/S/ MARGARETTA R. NOONAN
Signature of Executive		Signature of Authorized Representative

Ralph O’Hara	Its:	Executive Vice President, Global Human Resources
Print Name		Title of Representative

August 4, 2004	August 4, 2004
Date	Date

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